Exhibit 99.1

FOR IMMEDIATE RELEASE

Nexeon MedSystems Announces Third Quarter 2018 Financial Results

Dallas, TX November 19, 2018 -- Nexeon MedSystems Inc (”Nexeon”) (OTCQB: NXNN), a neurostimulation medical device company, announced today financial results for the third quarter of 2018.

Operational Highlights:

●	Manufacturing revenues for the quarter were $1.9 million, an increase of 138% compared to $0.8 million for the prior year quarter and a decrease of 30% from $2.8 million for the second quarter of 2018.

●	Nexeon received funding under its NINDS U44 Cooperative Agreement Award under the NIH BRAIN Initiative. The project provides more than $1.5M to support the development and clinical evaluation of software to improve DBS programming. The Puerto Rico Science, Technology, and Research Trust has committed $100,000 in matching funds to support the first phase of the project.

●	Completed consolidation of manufacturing facility and personnel from Niel, Belgium into Medi-Line facility in Liege.

Third Quarter 2018 Financial Results

●	Consolidated revenues for the third quarter of 2018 were $1.98 million, a 0.4% decrease from pro forma consolidated revenues of $1.99 million for the third quarter of 2017. Total manufacturing sales were $1.94 million, an increase of 10% from pro forma manufacturing revenues of $1.76 million for the third quarter of 2017.

●	Net loss for the quarter was $(1.4) million or $(0.71) per share compared to a pro forma net loss of $(0.4) million or $(0.23) per share in the third quarter of 2017.

●	As of September 30, 2018, total cash and cash equivalents were $125,573 and total receivables were $2.5 million.

●	As of September 30, 2018, the Company had approximately $2.9 million grant and subsidy-related contracts subject to cost plus reimbursement.

The Company’s quarterly report on Form 10-Q can be found at www.sec.gov.

About Nexeon MedSystems, Inc.: Nexeon is a medical device development and manufacturing company focused on providing innovative neurostimulation products designed to improve the quality of life of patients suffering from debilitating neurological disease.

Pro Forma Consolidated Results: The earnings release includes pro forma results. The pro forma results include the effect of certain purchase accounting adjustments, such as the estimated changes in depreciation and amortization expense on the acquired tangible and intangible assets, and the recognition of grant subsidies. Pro forma results do not include any anticipated cost savings or other effects of the planned integration of the Company’s consolidated operations. Accordingly, such amounts are not necessarily indicative of the results if the acquisition had occurred on the dates indicated, or which may occur in the future.

Forward-Looking Statements: Forward-looking statements in this press release and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from prevailing market conditions and the impact of general economic industry or political conditions in the United States or globally. A list and description of these and ,other risk factors can be found in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission which can be reviewed at www.sec.gov. We make no representation or warranty that the information contained herein is complete and accurate, and we have no duty to correct or update any information contained herein.

Company Contact

info@nexeonmed.com

844-919-9990